Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement (No. 333-131820) on Form N-1A of Mariner Managed Futures Strategy Portfolio (formerly Mariner Hyman Beck Portfolio), a series of Northern Lights Variable Trust, of our report dated February 14, 2014, relating to our audit of the consolidated financial statements and financial highlights, which appear in the Annual Report on Form N-CSR of Mariner Managed Futures Strategy Portfolio (formerly Mariner Hyman Beck Portfolio), a separate series of the Northern Lights Variable Trust, for the year ended December 31, 2013 and for the period from June 7, 2012 (commencement of operations) through December 31, 2012.

We also consent to the references to our Firm under the captions "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” appearing in the Statement of Additional Information and “Consolidated Financial Highlights” appearing in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP

Denver, Colorado

April 16, 2014